LEGAL & COMPLIANCE DRAFT -8.22.17 – REV 2

MERGER AGREEMENT

BY AND BETWEEN

DEEP GREEN WASTE & RECYCLING, LLC,

CRITIC CLOTHING, INC.,

DEEP GREEN ACQUISITION LLC

DATED AS OF AUGUST [___], 2017

TABLE OF CONTENTS

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Exhibits and Schedules

MERGER AGREEMENT

This Merger Agreement ("Agreement") is made and entered into as of August [___], 2017 (the "Date of Execution"), by and among: (i) Critic Clothing, Inc., a publicly traded company organized under the laws of the State of Wyoming, located at 400 Renaissance Center, Suite 400, Detroit, MI 48243 ("Critic"); (ii) Deep Green Waste & Recycling, LLC, a Georgia limited liability company having a principal place of business at 3225 Shallowford Road NE Suite 1020 Marietta, Georgia 30062 ("DGWR"); and (iii) Deep Green Acquisition LLC, a Georgia limited liability company and a wholly owned subsidiary of Critic, having a place of business at 400 Renaissance Center, Suite 400, Detroit, MI 48243 ("Merger Sub"). Each signatory to this Agreement is hereinafter referred to as a "Party" and collectively as the "Parties."

RECITALS

WHEREAS, the Parties desire to undertake the transactions set forth in this Agreement, pursuant to which Merger Sub shall be merged with and into DGWR, with DGWR surviving as a wholly owned subsidiary of Critic;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I. DEFINITIONS AND INTERPRETATION

Section 1.01 Definitions. In addition to the terms which may be defined elsewhere in this Agreement, as used in this Agreement, the following terms (whether used in singular or plural forms) shall have the following meanings:

(a) "Act" shall mean the Georgia Limited Liability Company Act, as in effect from time to time.

(b) "Affiliate" shall mean, with respect to any Person, a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person or an officer, director, holder of ten (10%) percent or more of the outstanding equity securities of such Person, or the parent, spouse or lineal descendant of any of the foregoing, with "control" meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract, or otherwise.

(c) "Antevorta" has the meaning set forth in Section 5.02(a).

(d) "Antevorta Notes" has the meaning set forth in Section 5.02(a).

(e) "Approval" shall mean any license, permit, consent, approval, authorization, order, registration, filing, waiver, qualification or certification.

(f) "Auditors" shall mean Friedman LLP, or another Public Company Accounting Oversight Board-registered accounting firm.

(g) "Board" has the meaning set forth in Section 5.03.

(h) "Bradford Employment Agreement" shall mean the employment agreement between Critic and David Bradford dated as of January 1, 2016, as amended to date.

(i) "Business Day" shall mean any day other than a Saturday, Sunday or day on which banks are permitted to close in the State of Wyoming.

(j) "Closing Date" shall mean the date on which Closing occurs.

(k) "Code" shall mean the Internal Revenue Code of 1986, as amended.

(l) "Contract" shall mean any written contract, mortgage, deed of trust, bond, indenture, lease, license, note, franchise, certificate, option, warrant, right, or other instrument, document or agreement, and any oral obligation, right, agreement or other arrangement.

(m) "Critic Indemnitee" has the meaning set forth in Section 9.01.

(n) "Critic Material Adverse Effect" shall mean a Material Adverse Effect on either Critic or Merger Sub.

(o) "Critic Required Consents" has the meaning set forth in Section 4.05.

(p) "Dispute" has the meaning set forth in Section 10.02(a).

(q) "Edmonds Employment Agreement" shall mean the employment agreement between Critic and Bill Edmonds, dated as of January 1, 2016, as amended to date.

(r) "Employment Agreements" shall mean the Bradford Employment Agreement and the Edmonds Employment Agreement.

(s) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

(t) "DGWR Assets" has the meaning set forth in Section 3.12.

(u) "DGWR Benefit Arrangement" has the meaning set forth in Section 3.16.

(v) "DGWR Indemnitee" has the meaning set forth in Section 9.02.

(w) "DGWR Financial Statements" has the meaning set forth in Section 3.08(a).

(x) "DGWR Material Adverse Effect" shall mean a Material Adverse Effect on DGWR.

(y) "DGWR Member" shall mean a member of DGWR as of the Closing Date.

(z) "DGWR Membership Interests" has the meaning set forth in Section 3.03(a).

(aa) "DGWR Required Consents" has the meaning set forth in Section 3.05.

(bb) "Environmental Law" shall mean any federal, state, foreign or local law, statute, rule or regulation, administrative decision, order or any common law, relating to the protection of the environment, natural resources or human health or safety or related to any emission, spill,

discharge, migration, release or threatened release of solid waste or Hazardous Substances into the environment (including ambient or indoor air, surface water, ground water, soil or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

(cc) "Environmental Permits" has the meaning set forth in Section 3.15.

(dd) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

(ee) "ERISA Affiliate" shall mean, with respect to any Person, any entity that is a member of a "controlled group of corporations" with, or is under "common control" with, or is a member of the same "affiliated service group" with, such Person as defined in Section 414(b), (c), (m) or (o) of the Code.

(ff) "Fraud" means, with respect to a Party hereto, an actual and intentional fraud with respect to this Agreement and the transactions contemplated herein.

(gg) "GAAP" shall mean United States generally accepted accounting principles, consistently applied.

(hh) "Governmental Authority" shall mean the United States of America, any state, commonwealth, territory or possession thereof, any foreign state or government, and any political subdivision or quasi-governmental authority of any of the same, including, but not limited to, courts, arbitrators, tribunals, departments, commissions, boards, bureaus, agencies, counties, municipalities, provinces and other instrumentalities.

(ii) "Hazardous Substance" shall mean any pollutants, contaminants, chemicals, toxic or hazardous materials, noxious substances or wastes of any type which are defined or listed as toxic or hazardous, or any other substances that are otherwise regulated pursuant to, any Environmental Law, including, but not limited to: (i) oil, petroleum or petroleum compounds (refined or crude); (ii) flammable, explosive or radioactive materials or substances or radon; (iii) asbestos in any form that is or could become friable; (iv) lead-containing paint, pipes or plumbing; and (v) polychlorinated biphenyls or any electrical equipment which contains any oil or dialectic fluid containing polychlorinated biphenyls.

(jj) "Income Tax Return" shall mean any Tax Return that relates to Income Taxes.

(kk) "Income Taxes" shall mean all Taxes based upon, measured by, or calculated with respect to (i) gross or net income or gross or net receipts or profits (including, but not limited to, any capital gains, alternative minimum taxes, net worth and any taxes on items of tax preference, but not including sales, use, goods and services, real or personal property transfer or other similar taxes), (ii) multiple bases (including, but not limited to, corporate franchise, doing business or occupation taxes) if one or more of the bases upon which such tax may be based upon, measured by, or calculated with respect to, is described in clause (i) above, or (iii) withholding taxes measured with reference to or as a substitute for any tax described in clauses (i) or (ii) above; and "Income Tax" shall mean any one of them.

(ll) "Indebtedness" shall mean liabilities (including liabilities for principal, accrued interest,

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penalties, fees and premiums) (i) for borrowed money, or with respect to deposits or advances of any kind (other than deposits, advances or excess payments accepted in connection with the sale of products or services in the ordinary course of business), (ii) evidenced by bonds, debentures, notes or similar instruments, (iii) upon which interest charges are customarily paid (other than obligations accepted in connection with the purchase of products or services in the ordinary course of business), (iv) under conditional sale or other title retention agreements, (v) issued or assumed as the deferred purchase price of property or services (other than accounts payable to suppliers incurred in the ordinary course of business and paid when due), (vi) of others secured by (or for which the holder of such liabilities has an existing right, contingent or otherwise, to be secured by) any Lien or security interest on property owned or acquired by the Person in question whether or not the obligations secured thereby have been assumed or (vii) under leases required to be accounted for as capital leases under GAAP.

(mm) "Indemnitee" has the meaning set forth in Section 9.04(a).

(nn) "Indemnitor" has the meaning set forth in Section 9.04(a).

(oo) "Intellectual Property" shall mean all domestic and foreign patents, patent applications, (together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof), trademarks, service marks and other indicia of origin, trademark and service mark registrations and applications for registrations thereof, copyrights, copyright registrations and applications for registration thereof, rights or licenses to Internet domain names, applications and reservations therefor, and uniform resource locators and the Internet sites corresponding thereto, trade secrets, inventions (whether or not patentable), invention disclosures, moral and economic rights of authors and inventors (however denominated), technical data, customer lists, corporate and business names, trade names, trade dress, logos, brand names, know-how, mask works, formulae, methods (whether or not patentable), designs, processes, procedures, technology, source codes, object codes, computer software programs, software (other than "off-the-shelf," "shrink wrap" or "click-through" software), databases, data collections and other proprietary information or material of any type, whether written or unwritten.

(pp) "IRS" shall mean the United States Internal Revenue Service.

(qq) "Judgment" shall mean any judgment, writ, order, injunction, voluntary settlement agreement, award or decree (including any consent decree) of any court, judge, justice, arbitrator or magistrate, including any bankruptcy court or judge, or any other Governmental Authority.

(rr) "Knowledge of Critic" shall mean the actual knowledge, without any additional duty to investigate, of John Figlioni.

(ss) "Knowledge of DGWR" shall mean the actual knowledge, without any additional duty to investigate, of Bill Edmonds and David Bradford.

(tt) "Lease" has the meaning set forth in Section 3.12.

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(uu) "Legal Requirements" shall mean applicable provisions of all constitutions, treaties, statutes, laws, rules, regulations, ordinances, codes, administrative decisions or orders of any Governmental Authority, as well as the common law.

(vv) "Liability" shall mean any Indebtedness and any other liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise, including without limitation any penalties, interest and/or excise tax as may be applicable.

(ww) "Lien" shall mean any lien, mortgage, indenture, pledge, security interest, encumbrance or other adverse interest of any kind or description.

(xx) "Litigation" shall mean any claim, action, suit, proceeding, arbitration or governmental investigation (including a Tax audit) or procedure that could result in a Judgment.

(yy) "Losses" shall mean any claims, losses, liabilities, damages, Liens, Taxes, penalties, costs and expenses, including, but not limited to, reasonable fees and disbursements of counsel.

(zz) "Material Adverse Effect," used with respect to any Person, shall mean a material adverse effect or change on the condition (financial or otherwise), operations or results thereof, or properties or assets (taken as a whole), of such Person and its subsidiaries as a whole; provided, however, that "Material Adverse Effect" shall not include any event, occurrence, fact, condition, or change, directly or indirectly, arising out of or attributable to (i) any changes, conditions or effects in the United States' or foreign economies or securities or financial markets in general; (ii) changes, conditions or effects that generally affect the industries in which a Party operates; (iii) any change, effect or circumstance resulting from an action required or permitted by this Agreement; (iv) conditions caused by acts of terrorism or war (whether or not declared); (v) a change in law; (vi) changes in GAAP; (vii) the announcement of the transactions contemplated in this Agreement; (viii) changes in political conditions; or (ix) acts of God, provided, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) through (ix) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on the applicable Party compared to other participants in the industries in which the Party conducts its business.

(aaa) "Merger" shall have the meaning set forth in Section 2.01(a).

(bbb) "Merger Consideration" has the meaning set forth in Section 2.03(a).

(ccc) "Notice of Claim" has the meaning set forth in Section 9.04(a).

(ddd) "Notice of Dispute" has the meaning set forth in Section 10.02(b).

(eee) "Organizational Documents" shall mean, with respect to any corporation, those instruments that at the time constitute its charter as filed or recorded under the Legal Requirements of the jurisdiction of its incorporation, including the articles or certificate of incorporation and its by-laws, in each case including all amendments thereto, as the same

may have been restated; with respect to any limited liability company, those instruments that at the time constitute its certificate of organization as filed or recorded under the Legal Requirements of the jurisdiction of its organization and its limited liability company agreement or operating agreement, in each case, including all amendments thereto, as the same may be restated; and, with respect to any other entity, the equivalent organizational or governing documents of such entity.

(fff) "Party" and "Parties" have the meaning given in the introductory paragraph hereof.

(ggg) "Permitted Liens" shall mean (i) Liens for Taxes (A) not currently due and payable, or (B) being contested in good faith by appropriate proceedings for which adequate reserves have been provided in the DGWR Financial Statements; (ii) Liens of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet delinquent; and (iii) all secured party lenders of DGWR who have perfected security interests though appropriate Uniform Commercial Code filings as of the Date of Execution.

(hhh) "Person" shall mean any natural person, Governmental Authority, corporation, general or limited partnership, limited liability company, joint venture, trust, association or unincorporated entity of any kind.

(iii) "Post-Closing Reverse Split" has the meaning set forth in Section 5.06(b).

(jjj) "Pre-Closing Tax Period" shall mean any Tax period ending on or before the Closing Date.

(kkk) "Preferred Stock" has the meaning set forth in Section 4.03(a).

(lll) "Related Person" shall mean, with respect to a specified entity (i) each other Person who owns of record or beneficially at least five percent of the outstanding capital stock or other equity securities of such entity, (ii) each individual who is an officer, director, manager, member, employee or owner of such entity, and (iii) any Affiliate or immediate family member of any Person described in clause (i) or (ii) of this definition.

(mmm) "SEC" shall mean the United States Securities and Exchange Commission.

(nnn) "Tax Return" shall mean any report, return, statement or other written information supplied, or required by Legal Requirements to be supplied, to any Governmental Authority in connection with any Taxes.

(ooo) "Taxes" shall mean (i) all levies and assessments of any kind or nature imposed by any Governmental Authority, including, but not limited to, all income, sales, use, ad valorem, value added, franchise, severance, net or gross proceeds, withholding, payroll, employment, excise or property taxes, together with any interest thereon and any penalties, additions to tax or additional amounts applicable thereto, and (ii) any liability for the payment of any amount of the type described in clause (i) above as a result of (A) being a "transferee" (within the meaning of Section 6901 of the Code) of another Person, (B) being a member of an affiliated, combined or consolidated group, or (C) a contractual arrangement or otherwise.

(ppp) "WARN" has the meaning set forth in Section 3.13(d).

Section 1.02 **Interpretive Provisions.** Unless the express context otherwise requires:

(a) the words "hereof," "herein," and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c) the terms "Dollars" and "$" mean United States Dollars;

(d) references herein to a specific Article, Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Articles, Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement;

(e) wherever the word "include," "includes," or "including" is used in this Agreement, it shall be deemed to be followed by the words "without limitation";

(f) references herein to any gender shall include each other gender;

(g) references herein to any Person shall include such Person's heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this Section 1.02(g) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(h) references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(i) references herein to any contract or agreement (including this Agreement) mean such contract or agreement as amended, supplemented or modified from time to time in accordance with the terms thereof;

(j) with respect to the determination of any period of time, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding";

(k) references to a "day" or number of "days" (without the explicit use of the defined term "Business Say") will be interpreted as a reference to a calendar day or number of calendar days;

(l) references herein to any law or any license mean such law or license as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time; and

(m) references herein to any law shall be deemed also to refer to all rules and regulations promulgated thereunder.

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Article II. TRANSACTIONS.

Section 2.01 The Merger.

(a) Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the Act, at the Closing Date (i) Merger Sub shall be merged with and into DGWR, with DGWR surviving as a wholly owned subsidiary of Critic (hereinafter the "Merger").

(b) At Closing DGWR, Merger Sub and Critic shall duly prepare, execute, acknowledge and deliver to the Secretary of State of the State of Georgia articles of merger in the form attached as Exhibit 2.01 ("Articles of Merger"). The Merger shall become effective upon the filing of the Articles of Merger with the Secretary of State of the State of Georgia (the "Closing Date").

(c) The Parties intend for the Merger as contemplated hereunder to qualify as a tax-free exchange pursuant to Section 368(a)(1)(A) of the Code. The Parties agree to file any and all tax returns consistent with the treatment of the Merger as a tax-free transaction under Section 368(a)(1)(A) of the Code.

Section 2.02 Conversion of DGWR Membership Interests.

(a) At and as of the Closing Date, by virtue of the Merger and without any action on the part of DGWR, Merger Sub or Critic, all of the DGWR Membership Interests shall be converted into the right to receive the pro rata shares of the Merger Consideration in accordance with Section 2.03.

(b) At and as of the Closing Date, by virtue of the Merger and without any action on the part of DGWR, Merger Sub or Critic, all options or other rights to acquire any DGWR Membership Interest shall be converted into the right to receive shares of Common Stock in accordance with Section 2.03.

(c) Prior to the date hereof, Critic has issues a warrant to Saint James Capital Management, LLC ("Saint James") to purchase 5,000,000,000 shares of common stock at $0.0003 per share (the "Saint James Warrant").

(d) No DGWR Membership Interest shall be deemed to be outstanding or to have any rights after the Closing Date, other than as set forth in this Agreement.

Section 2.03 Merger Consideration.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each percentage of DGWR Membership Interest shall be converted into the right to receive 850,000,000 shares of common stock, currently par value $0.0001 per share of Critic (the "Common Stock"), with partial percentage interests to receive appropriate percentages of such number, all of which shares of Common Stock issued in exchange for the DGWR Membership Interests hereunder shall constitute at least eighty five percent (85%) of Critic's outstanding Common Stock on a fully diluted basis as of the Closing Date, for a total of 85,000,000,000 shares of Common Stock (the "Merger Consideration").

(b) Following the Closing Date, all DGWR Membership Interests shall thereafter automatically be cancelled, retired and cease to exist and any certificates or other indicia of ownership previously representing the DGWR Membership Interests shall have no further force and effect. Critic shall issue irrevocable instructions to its transfer agent to pay the Merger Consideration to DGWR Members set forth herein.

Section 2.04 Exchange of Shares. At the Closing, each DGWR Member shall execute and deliver to Critic an irrevocable power of such DGWR Membership Interests and Critic shall deliver to the DGWR Members their respective portion of the Merger Consideration, as set forth in this Agreement. The Merger Consideration to be issued to the DGWR Members in accordance with the terms hereof shall be issued in full satisfaction of all rights pertaining to the DGWR Membership Interests.

Section 2.05 Post-Closing Capitalization. Following the Closing of the Merger, the capitalization of Critic shall be as follows:

(i) Shareholders of Critic as of immediately prior to the Closing Date shall hold 1,697,101,862 shares of Common Stock.

(ii) The DGWR Members shall hold 85,000,000,000 shares of Common Stock.

(iii) 13,300,000,000 shares of Common Stock shall be issuable upon conversion of the Antevorta Notes, which shares shall be held in reserve with Critic's transfer agent.

(iv) The Saint James Warrant shall remain effective, pursuant to which Saint James shall have the right to purchase 5,000,000,000 shares of Common Stock at $0.0003 per share.

Article III. REPRESENTATIONS AND WARRANTIES OF DGWR.

Except as set forth on the DGWR Disclosure Schedules as attached hereto as Exhibit 3, referencing the particular Section of this Article III to which such disclosure relates, DGWR represents and warrants to Critic as follows:

Section 3.01 Organization and Qualification of DGWR. DGWR is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Georgia, and has all requisite power and authority to own and lease the properties and assets it currently owns and leases and to conduct its activities as currently conducted and as presently contemplated to be conducted. DGWR is duly qualified to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize the concept of good standing) in all jurisdictions in which the ownership or leasing of the properties and assets owned or leased by it or the nature of its activities makes such qualification necessary, and where the failure to be so qualified could have a DGWR Material Adverse Effect. Section 3.01 of the DGWR Disclosure Schedules sets forth a true and complete list of (i) the jurisdictions of organization of DGWR and each jurisdiction in which DGWR is qualified to do business, (ii) every state or foreign jurisdiction in which DGWR has employees or facilities and (iii) the directors and officers of DGWR.

Section 3.02 Authority. DGWR has all necessary power and authority to execute and deliver this Agreement and each other instrument or document required to be executed and delivered by it

pursuant to this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by DGWR of this Agreement, the performance of its obligations hereunder and the consummation by DGWR of the transactions contemplated hereby have been duly and validly authorized by all requisite action on the part of DGWR, as applicable, and no other proceedings on the part of DGWR is necessary to authorize this Agreement or to consummate the transactions so contemplated herein. This Agreement has been duly and validly executed and delivered by DGWR and constitutes a legal, valid and binding obligation of DGWR enforceable against DGWR in accordance with its terms, except to the extent that the enforceability thereof may be limited by general equitable principles or the operation of bankruptcy, insolvency, reorganization, moratorium or similar laws.

Section 3.03 Capitalization of DGWR; Etc.

(a) As of the date hereof, the issued and outstanding equity interests of DGWR are comprised of limited liability company membership interests of limited liability company interests (each, a "DGWR Membership Interest" and, collectively, the "DGWR Membership Interests"). The DGWR Membership Interests have been duly authorized and are validly issued and outstanding. There are no declared or accrued and unpaid distributions with respect to any DGWR Membership Interests. All DGWR Membership Interests were issued in compliance with applicable federal and state securities laws. DGWR has never adopted, sponsored or maintained any option plan or any other plan or agreement providing for equity compensation to any Person. There are no equity interests of DGWR issued, reserved for issuance or outstanding and no other Person owns or has the right to purchase or receive any DGWR Membership Interests or other equity interest in DGWR. There are no authorized or outstanding subscriptions, options, convertible securities, bonds, debentures, notes, exchangeable securities, warrants, puts, calls, equity interests or other rights of any kind issued or granted by, or binding upon, DGWR to sell or otherwise issue or to purchase or otherwise acquire any security of or ownership interest in DGWR. There are not, as of the date hereof, and there will not be at the Closing Date, any membership agreements, operating agreements, voting trusts or other agreements or understandings to which DGWR is a party. Except as set forth in Section 3.03(a) of the DGWR Disclosure Schedules, there are no outstanding contractual obligations of DGWR to repurchase, redeem or otherwise acquire any DGWR Membership Interests, options, warrants or other equity interests of DGWR.

(b) DGWR has delivered to Critic true and complete copies of the Organizational Documents of DGWR. Such Organizational Documents are in full force and effect. The books of DGWR contain accurate and complete records of all meetings held by, and actions taken by, the members or managers of DGWR, and no meeting of any members or managers have been held where material matters were approved, voted upon or acted upon for which minutes have not been prepared and are not contained in such minute books.

Section 3.04 DGWR Subsidiaries. DGWR does not own, directly or indirectly, any equity interests in any corporation, partnership, joint venture, limited liability company, trust or other legal entity. DGWR does not own (and has never in the past owned) any equity, partnership, stock, membership, or similar interest in, or any interest convertible into or exchangeable or exercisable for, directly or indirectly, any equity, partnership, stock, membership or similar interest in, any Person, and is not under any obligation to form or participate in, provide funds to, or make any loan, capital contribution or other investment in, any Person.

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Section 3.05 No Conflicts; Required Consents. The execution and delivery by DGWR of this Agreement, and the consummation of the transactions contemplated hereby and thereby will not: (i) conflict with or violate any provision of the Organizational Documents of DGWR; (ii) to the Knowledge of DGWR, violate any provision of any Legal Requirement; (iii) conflict with, violate, result in a breach of, constitute a default under (determined without regard to requirements of notice or lapse of time, or both) or accelerate or permit the acceleration of the performance required by, any Contract to which DGWR is a party; or (iv) result in the creation or imposition of any Lien on any assets or properties of DGWR. The consents and Approvals as set forth in Section 3.05 of the DGWR Disclosure Schedules constitute all of the Approvals, consents, authorizations of, or filings of any certificate, notice, application, report or other document with, any Governmental Authority or other Person required for the consummation of the Merger and the transactions as set forth herein by DGWR (the "DGWR Required Consents")

Section 3.06 Litigation. There is no Litigation pending or, to the Knowledge of DGWR, threatened against DGWR or any of its officers, directors or shareholders and DGWR has not received written notice of any claim, complaint, incident, report, threat or notice of any such Litigation and, to the Knowledge of DGWR, there is no basis therefor. There is no Litigation pending or threatened against any other Person by DGWR. There are no outstanding Judgments against or involving or affecting DGWR or any of its assets or properties, and DGWR is not in default with respect to any such Judgment of which it has Knowledge or served upon it.

Section 3.07 Compliance with Applicable Legal Requirements.

(a) DGWR has complied in all material respects, and is in compliance in all material respects, with all Legal Requirements applicable to it and to its assets, properties, operations and business. To the Knowledge of DGWR, DGWR has not received any notice from any Governmental Authority to the effect, or otherwise been advised, that it is not in compliance with any such Legal Requirements, and DGWR has no Knowledge that any existing circumstances are likely to result in a Litigation for a violation of any such Legal Requirement. To the Knowledge of DGWR, no investigation or review by any Governmental Authority with respect to DGWR, DGWR's agents, or other representatives is pending or, to the Knowledge of DGWR, threatened, nor has any Governmental Authority given DGWR written notice of its intention to conduct the same.

(b) There is no Contract or Judgment binding upon DGWR which has had or could reasonably be expected to have a material effect on (i) the business practice of DGWR, (ii) any acquisition of property (tangible or intangible) by DGWR, (iii) the conduct of business by DGWR, or (iv) the freedom of DGWR to engage in any line of business or to compete with any Person.

Section 3.08 Financial Statements.

(a) Concurrently with the execution of this Agreement, DGWR shall provide copies of DGWR's audited consolidated balance sheets, statements of income and statements of cash flows as of and for the years ended December 31, 2015 and 2016 and non-reviewed financial statements for the six-month period ended June 30, 2017 (the "DGWR Financial Statements").

(b) The DGWR Financial Statements will be prepared in accordance with GAAP, applied on a consistent basis throughout the period involved and present fairly in all material respects the financial condition of DGWR as of the dates of such statements and the results of operation for the periods then ended. DGWR had no liabilities, commitments or obligations of any nature, whether absolute, accrued, contingent or otherwise not shown and adequately provided for in the DGWR Financial Statements or in the Schedules to this Agreement.

Section 3.09 **Liabilities.** To the Knowledge of DGWR, DGWR does not have any liabilities of any kind or nature whatsoever (accrued, absolute, contingent or otherwise), except (a) those which are adequately reflected or reserved against in the DGWR Financial Statements; and (b) those that were incurred in the ordinary course of business consistent with past practice since the date of the DGWR Financial Statements.

Section 3.10 **Tax Returns and Payments.**

(a) DGWR has timely paid or caused to be paid all Taxes required to be paid by it through the date hereof and as of the Closing (whether or not shown as due on any Tax Return); and has filed or caused to be filed in a timely manner (within any applicable extension periods) all Tax Returns required to be filed by it with the appropriate Governmental Authority in all jurisdictions in which such Tax Returns are required to be filed, and all Tax Returns filed on its behalf were complete and correct in all material respects.

(b) To the Knowledge of DGWR, DGWR has not been notified by the IRS or any other Governmental Authority that any issues have been raised (and no such issues are currently pending) by the IRS or any other taxing authority in connection with any Tax Return filed by it or on its behalf; there are no pending Tax audits and no waivers of statutes of limitations have been given or requested with respect to DGWR; no Tax Liens have been filed against DGWR; and no unresolved deficiencies or additions to Taxes have been proposed, asserted, or assessed against DGWR.

(c) DGWR is a limited liability company for U.S. federal Income Tax purposes.

(d) DGWR has not changed its accounting method as described in Section 481 of the Code, has a request pending with, or been required by the IRS, to change its accounting methods.

(e) DGWR has timely withheld all amounts required by Legal Requirements or agreement to be withheld from the wages, salaries or other payments to employees of or consultants or contractors to DGWR has filed returns and deposits with the relevant Governmental Authority where applicable, and is not liable for any arrears of wages, compensation, Taxes, penalties or other sums for failure to comply with any of the foregoing.

(f) DGWR is not a party to any Tax sharing agreement or similar arrangement (including an indemnification agreement or arrangement). DGWR has never been a member of a group filing a consolidated federal income Tax Return or a combined, consolidated, unitary or other affiliated group Tax Return for state, local or foreign Tax purposes and DGWR has no liability for the Taxes of any person under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or foreign Tax law), or as a transferee or successor, or by contract, or otherwise.

(g) DGWR will not be required to include any amount in income for taxable periods (or portions thereof) after the Closing Date as a result of (i) entering into any "closing agreement" within the meaning of Section 7121 of the Code (or any similar provision of applicable state, local or foreign Law) on or prior to the Closing Date, (ii) any intercompany transaction or excess loss account described in the Treasury Regulations promulgated pursuant to Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign law), (iii) any installment sale or open transaction disposition made on or prior to the Closing Date, and (iv) any prepaid amount received on or prior to the Closing Date.

Section 3.11 Absence of Certain Changes or Events. DGWR has conducted its business only in the ordinary and usual course and in a manner consistent with past practice and there has not been any change, event, loss, development, damage or circumstance affecting DGWR which, individually or in the aggregate, has had or could reasonably be expected to have a DGWR Material Adverse Effect.

Section 3.12 Title to and Status of Assets and Properties. Section 3.12 of the DGWR Disclosure Schedules lists all real property owned by DGWR and all real property leases and subleases under which DGWR is the lessee. DGWR is the sole and exclusive legal and equitable owner of all right, title and interest in, and has good, valid and marketable title to, all assets, properties and rights purported to be owned by DGWR, and the legal and valid right to use all other assets, properties and rights used or held for use by DGWR (collectively, the "DGWR Assets"). For the avoidance of doubt, all of DGWR's customer Contracts, whether signed, in the process of being signed and/or currently under negotiations, shall be deemed to be DGWR Assets. Each lease and sublease of real property (each, a "Lease") is valid and in full force and effect and neither DGWR, nor, to the Knowledge of DGWR, any other party to a Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default of the provisions of such Lease, and DGWR has not received written notice that it has breached, violated or defaulted under any Lease. DGWR has provided Critic with true, correct and complete copies of all Leases, including all amendments thereto. Other than the fee and leased parcels of real property set forth in Section 3.12 of the DGWR Disclosure Schedule, DGWR has not entered into any letter of intent, purchase contract, option or other agreement by which DGWR has agreed to acquire any fee or leased parcel of real property. To the Knowledge of DGWR, there are no mortgages or monetary liens or judgments encumbering the owned real property or the leasehold interests of DGWR in any leased or subleased parcels of real property. All tangible assets included in the DGWR Assets have been maintained in accordance with normal industry practice and are in good operating condition and repair, subject to ordinary wear and tear, and there has not been any interruption of the operations of DGWR's business due to the condition of any such assets or properties. The DGWR Assets comprise all assets, properties, rights and Contracts used in connection with the operation of DGWR's business, which are all of the assets, properties, rights and Contracts necessary for the operation of DGWR's business following the Closing in substantially the same manner as it is currently operated. No other Person owns or has the right to use any of the assets or property used in connection with the operation of DGWR's business. To the Knowledge of DGWR, there is no fact or condition relating to DGWR or any assets or properties thereof that will require a significant expenditure to address within the next twelve months.

Section 3.13 Employee Relations.

(a) DGWR is not a party to, or bound by any, collective bargaining agreements and no union or

other labor organization is certified to represent the employees of DGWR.

(b) DGWR has complied with all Legal Requirements relating to employment and employment practices in all material respects, including, without limitation, payment of income and payroll Taxes, payment of wages, worker classification, overtime and minimum wage requirements, occupational safety and health, unlawful discrimination and any payments, contributions or premiums payable to any Governmental Authority with respect to social insurance, unemployment compensation, workers' compensation or other statutorily required benefits or obligations for the employees of DGWR.

(c) To the Knowledge of DGWR, there are no labor or employment disputes, lawsuits, employee grievances or disciplinary actions or investigations pending or threatened against or involving DGWR by any current or former employees of DGWR.

(d) Within the past three years, DGWR has not conducted a "plant closing" or a "mass layoff", as each of those terms is defined in the Workers' Adjustment and Retraining Notification Act ("WARN") (or similar, applicable state law), without complying with the notice requirements of WARN or similar, applicable state law.

Section 3.14 **Employment Contracts and Terms.** DGWR is not a party to or bound by any employment contracts. All employees of DGWR as of the date hereof are employed "at will" and, to the Knowledge of DGWR, are eligible to work lawfully in the United States.

Section 3.15 **Environmental.** No written notice, notification, demand, claim, letter, request for information, citation, summons, complaint or order has been received by, and no notice, demand, claim, letter, request for information, investigation or legal proceeding is pending or, to the Knowledge of DGWR, threatened against DGWR with respect to any matters relating to or arising out of any Environmental Law. DGWR is and has at all times been in compliance, in all material respects, with all Environmental Laws and with any necessary Environmental Permits (as hereinafter defined). DGWR possesses all necessary permits, authorizations, approvals, licenses, consents, exemptions and other governmental authorizations required for their current operations under applicable Environmental Laws ("Environmental Permits") and all such Environmental Permits are in full force and effect. DGWR is not in violation of any Environmental Permit or of any obligations, orders, schedules and timetables issued pursuant thereto; and there are no proceedings pending or, to the Knowledge of DGWR, threatened which would jeopardize the validity of any Environmental Permit. To the Knowledge of DGWR, there are no facts, circumstances or conditions that could reasonably be expected to be the basis of or to result in DGWR incurring liability for the release of Hazardous Substances or incurring any liability, obligations, requirements for remedial or corrective action or costs under Environmental Laws, or could reasonably be expected to prevent or restrict DGWR's compliance with Environmental Laws or to restrict its use or transfer of any property pursuant to Environmental Laws. To the Knowledge of DGWR, none of the properties currently or formerly owned, leased or operated by DGWR has been listed in, nor has DGWR disposed or transported any Hazardous Substances to any site that has been listed in, the National Priorities List or any other list of sites requiring clean-up or investigation under Environmental Law maintained by any Governmental Authority; and DGWR has made available to Critic complete, true and correct copies of all material environmental records, reports, assessments, studies, sampling results, investigations, audits, notifications, Environmental Permits and pending permit applications.

Section 3.16 DGWR Benefit Arrangements. Section 3.16 of the DGWR Disclosure Schedules includes a true and complete description of all arrangements under or with respect to which DGWR or any of its ERISA Affiliates provides employee or executive compensation (other than salary or wage), bonus or benefits to any current, former or retired employee, any employee on an approved leave of absence, or any dependent of such Person, whether or not such DGWR Benefit Arrangement is covered by ERISA (each, a "DGWR Benefit Arrangement"). DGWR has provided to Critic true and complete copies of each DGWR Benefit Arrangement or, in the case of each DGWR Benefit Arrangement not existing in written form, a complete and accurate description of its material terms. DGWR does not contribute or have any obligation to contribute, nor has it contributed or had any obligation to contribute, to any multi-employer plan, multiple-employer plan, multiple employer welfare arrangement, a self-funded employee welfare plan, or defined benefit plan subject to Title IV of ERISA (as each term is defined in ERISA) in which any former, retired or current employees have or have had any right to participate. DGWR has no obligation to provide any former or retired employees with health insurance, life insurance or other welfare benefits, other than as required by the health care continuation and notice provisions of ERISA Section 601, *et seq.* and Code Section 4980B and applicable state law.

Section 3.17 Intellectual Property. Section 3.17 of the DGWR Disclosure Schedule contains a complete list of all Intellectual Property currently owned, used or held for use by DGWR.

Section 3.18 Internal Controls. DGWR maintains a system of internal control over financial reporting sufficient to provide reasonable assurance that DGWR maintains records that in reasonable detail accurately and fairly reflect their respective transactions and dispositions of assets.

Section 3.19 Disclosure. Neither this Agreement (including the exhibits and schedules hereto) nor any other agreement, document or certificate delivered or to be delivered to Critic by or on behalf of DGWR pursuant to the terms of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. There is no fact within the Knowledge of DGWR that has not been disclosed in this Agreement and which could reasonably be expected to have a DGWR Material Adverse Effect.

Article IV. REPRESENTATIONS AND WARRANTIES OF CRITIC.

Except as set forth on the Critic Disclosure Schedules as attached hereto as Exhibit 4, referencing the particular Section of this Article IV to which such disclosure relates, Critic represents and warrants to DGWR as follows:

Section 4.01 Organization and Qualification.

(a) Critic is a corporation duly organized, validly existing and in good standing under the laws of the State of Wyoming, and has all requisite power and authority to own and lease the properties and assets it currently owns and leases and to conduct its activities as currently conducted and as presently contemplated to be conducted. Critic is duly qualified to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize the concept of good standing) in all jurisdictions in which the ownership or leasing of the properties and assets owned or leased by it or the nature of its activities makes such qualification necessary, and where the failure to be so qualified could have a Critic Material

Adverse Effect on it.

(b) Merger Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Georgia, and has all requisite power and authority to own and lease the properties and assets it currently owns and leases and to conduct its activities as currently conducted and as presently contemplated to be conducted. Merger Sub is duly qualified to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize the concept of good standing) in all jurisdictions in which the ownership or leasing of the properties and assets owned or leased by it or the nature of its activities makes such qualification necessary, and where the failure to be so qualified could have a Critic Material Adverse Effect.

<u>Section 4.02</u> **<u>Authority.</u>** Critic and Merger Sub each have all requisite corporate or limited liability company power, as applicable, power and authority to execute, deliver and perform this Agreement. The execution, delivery, and performance of this Agreement by Critic and Merger Sub have been duly and validly authorized by all necessary action on the part of Critic and Merger Sub as applicable. This Agreement has been, and each of the agreements and documents contemplated herein when executed will be, duly and validly executed and delivered by Critic or Merger Sub, as applicable, and are or will be, as applicable, the valid and binding obligation of Critic or Merger Sub, as applicable, enforceable against Critic or Merger Sub, as applicable, in accordance with their terms, except to the extent that the enforceability thereof may be limited by general equitable principles or the operation of bankruptcy, insolvency, reorganization, moratorium or similar laws.

<u>Section 4.03</u> **<u>Capitalization of Critic; Etc.</u>**

(a) As of the date hereof, Critic is authorized to issue 110,000,000,000 shares of Common Stock and 2,000,000 shares of preferred stock, par value $0.0001 per share (the "Preferred Stock"). 4,697,101,862 shares of Common Stock are issued and outstanding and 2,000,000 Shares of Preferred Stock are issued and outstanding. Following the Closing, the Antevorta Notes will be convertible into a total of 13,300,000 shares of Common Stock following the Post-Closing Reverse Split, and such shares shall be held in reserve at the transfer agent. All outstanding shares of Common Stock as of the Closing Date shall have been issued in compliance with applicable federal and state securities Laws. Section 4.03 of the Critic Disclosure Schedules sets forth all of the outstanding subscriptions, options, warrants and convertible securities of Common Stock as of the Date of Execution.

(b) Critic has delivered to DGWR true and complete copies of the Organizational Documents of Critic and Merger Sub. Such Organizational Documents are in full force and effect. The minute books of Critic and Merger Sub contain accurate and complete records of all meetings held by, and actions taken by, the directors and shareholders of Critic and the member of Merger Sub, and no meeting of any directors, shareholders or members have been held where material matters were approved, voted upon or acted upon for which minutes have not been prepared and are not contained in such minute books.

(c) The Merger Consideration, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and non-assessable and subject to restrictions of applicable state and federal securities laws and restrictions.

(d) The Merger Consideration Stock will be issued in compliance with all applicable federal and state securities laws.

Section 4.04 **Critic Subsidiaries.** Critic owns 100% of the equity interests of Merger Sub. Other than Merger Sub, Critic does not own, directly or indirectly, any of the stock or equity interests in any corporation, partnership, joint venture, limited liability company, trust or other legal entity. Critic does not own (and has never in the past owned) any equity, partnership, stock, membership, or similar interest in, or any interest convertible into or exchangeable or exercisable for, directly or indirectly, any equity, partnership, stock, membership or similar interest in, any Person other than Merger Sub, and is not under any obligation to form or participate in, provide funds to, or make any loan, capital contribution or other investment in, any Person, other than as set forth herein.

Section 4.05 **No Conflicts; Required Consents.** The execution and delivery by Critic and Merger Sub of this Agreement and the agreements and documents contemplated herein do not, and the consummation of the transactions contemplated hereby will not: (i) conflict with or violate any provision of the certificate of incorporation or by-laws or like organizational documents of Critic or Merger Sub; (ii) violate any provision of any Legal Requirements; or (iii) conflict with, violate, result in a breach of, constitute a default under (determined without regard to requirements of notice or lapse of time, or both) or accelerate or permit the acceleration of the performance required by, any material Contract to which Critic or Merger Sub is a party or by which Critic or Merger Sub or the assets or properties owned or leased by either of them are bound or affected. The consents and Approvals as set forth in Section 4.05 of the Critic Disclosure Schedules constitute all of the Approvals, consents, authorizations of, or filings of any certificate, notice, application, report or other document with, any Governmental Authority or other Person required for the consummation of the Merger and the transactions as set forth herein by Critic and Merger Sub (the "Critic Required Consents").

Section 4.06 **Litigation.** To the Knowledge of Critic, without due investigation, there is no Litigation pending or threatened against Critic or Merger Sub or any of their respective officers, directors or shareholders (in their capacities as such), and neither Critic nor Merger Sun has received written notice of any claim, complaint, incident, report, threat or notice of any such Litigation and, to the Knowledge of Critic and Merger Sub, there is no basis therefor. There is no Litigation pending or threatened against any other Person by Critic or Merger Sub. There are no outstanding Judgments against or involving or affecting Critic or Merger Sub or any of their respective assets, properties or Related Persons, and neither Critic nor Merger Sub is in default with respect to any such Judgment of which it has Knowledge or has been served upon it.

Section 4.07 **Disclosure.** Neither this Agreement (including the exhibits and schedules hereto) or any other agreement, document or certificate delivered or to be delivered to DGWR by or on behalf of Critic or Merger Sub pursuant to the terms of this Agreement, nor any periodic reports filed by Critic as an alternative reporting company during the two (2) years prior to the date of this Agreement, nor any other agreement, document or certificate delivered or to be delivered to DGWR by or on behalf of Critic or Merger Sub pursuant to the terms of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. There is no fact within the Knowledge of Critic or Merger Sub that has not been disclosed in this Agreement and which could have a Critic Material Adverse Effect.

Section 4.08 No Liabilities. As of the Closing, Critic shall have no direct, indirect or contingent Liabilities other than the Antevorta Notes.

Article V. CERTAIN COVENANTS AND AGREEMENTS.

Section 5.01 Split off. Contemporaneous with Closing, Critic shall execute an Agreement of Conveyance, Transfer and Assignment of Assets and Assumption of Obligations, substantially in the form as attached hereto as Exhibit D, to spin-off the existing business of Critic to Saint James in exchange for an assumption of Critic's liabilities (but not the Antevorta Notes) and cancellation of 3,000,000,000 existing shares of Common Stock.[1]

Section 5.02 Antevorta Notes.

(a) The Parties acknowledge and agree that there are currently issued and outstanding two convertible promissory notes between Critic as borrower and Antevorta Capital Partners Ltd. ("Antevorta") as lender (the "Antevorta Notes"), which Antevorta Notes have an outstanding balance of $200,000.

(b) The Antevorta Notes are convertible into 13,300,000,000 shares of Common Stock.[2]

(c) The total amount payable on the Antevorta Notes as of the Closing shall be no more than $200,000.

Section 5.03 Board and Officer Matters. Effective as of the Closing Date, all of the members of the Board of Directors of Critic (the "Board") and all of the officers of Critic shall resign, and (i) Bill Edmonds and David Bradford shall be named as the directors of Critic; (ii) [__________] shall be named as the Chief Executive Officer of Critic; (iii) Bill Edmonds shall be named as the President and Chief Operating Officer of Critic; and (iv) David Bradford shall be named as the Chief Operating Officer and interim Chief Financial Officer of Critic.

Section 5.04 Assumption of Employment Agreements.

(a) At the Closing Date and as a condition to the Closing, Critic, DGWR and Bill Edmonds shall enter into the Assignment and Assumption of Edmonds Employment Agreement, substantially in the form as attached hereto as Exhibit A (the "Assignment and Assumption of Edmonds Employment Agreement") pursuant to which Critic shall assume the Edmonds Employment Agreement from DGWR.

(b) At the Closing Date and as a condition to the Closing, Critic and David Bradford shall enter into the Assignment and Assumption of Bradford Employment Agreement substantially in

[1] NTD: This has always provided that the spin-off would be at closing. I (John C.) have received an executed but undated copy of the conveyance agreement, as well as the Word version. Has this already been done (and so this section would come out) or is this a closing date item?

[2] Note from someone (not clear who) in prior draft needs to be confirmed: *"Not sure if this is correct. Amendment allows for conversion of existing principal and interest. Will interest stop accruing? think legally interest has to accrue but it can be waived. Antevorta will waive any interest."*

the form as attached hereto as Exhibit B (the "Assignment and Assumption of Bradford Employment Agreement"), pursuant to which Critic shall assume the Bradford Employment Agreement from DGWR.

Section 5.05 OTC Filings.

(a) Following the Date of Execution, Critic shall prepare and file with OTC Markets Group such documents as required to disclose the Merger and the other transactions contemplated herein, including a Supplemental Information Statement which shall include two years of audited and interim unaudited financial statements as well as an executive summary of the business of Critic.

(b) Within 30 days of the Date of Execution, Critic shall complete its audit of two years of financial statements, to be completed by the Auditors, and shall thereafter file a Form 10 with the SEC and shall use its commercially reasonable efforts to becoming a company subject to the reporting requirements of Section 12(g) of the Exchange Act.

Section 5.06 Certain Actions to Commence at the Prior to Closing Date. At the time of Closing, the existing Board and management of Critic prior to resigning shall utilize their commercially reasonable efforts to undertake their following:

(a) Commence efforts to change Critic's name to Deep Green Waste & Recycling Inc. The completion of these efforts is expected to occur after the Closing Date, as they require notice to FINRA.

(b) Commence efforts to complete a 1 for 1,000 reverse split of the Common Stock (the "Post-Closing Reverse Split"). The completion of these efforts is expected to occur after the Closing Date, as they require notice to FINRA.

(c) For those personnel not covered by employment agreements as stated in Section 5.04, the Parties shall negotiate in good faith a bonus package for the officers, directors and key employees of DGWR to conclude after the Closing Date. It is also agreed that the personnel that become officers of Critic at the Closing Date shall receive a monthly salary comparative to other executives in the same capacity.

(d) Commence efforts to adopt a stock incentive plan for the issuance of, or options and other rights to acquire, 8,000,000 (Post-Closing Reverse Split) shares of Common Stock.

Section 5.07 Affirmative Pre-Closing Covenants of Critic and Merger Sub. Critic and Merger Sub covenant and agrees that, except as DGWR otherwise may consent in writing, between the Date of Execution and the Closing Date, Critic and Merger Sub shall each:

(a) operate in the usual, regular, and ordinary course and consistent with past practices, according to the plans and budgets previously made available to DGWR and, to the extent consistent with such operation, use commercially reasonable efforts to: (i) preserve its current business organization;

(b) keep available the services of their respective officers, employees and consultants;

(c) preserve their relationships with all customers, suppliers, licensees and others having business dealings with Critic;

(d) maintain its assets and property in their condition as of the date of this Agreement, ordinary wear and loss by fire or other casualty excepted; and

(e) keep each of their material Contracts in full force and effect.

<u>Section 5.08</u> **<u>Negative Pre-Closing Covenants of Critic and Merger Sub.</u>** Except as DGWR otherwise may consent in writing, or as contemplated by this Agreement, between the Date of Execution and the Closing Date, each of Critic and Merger Sub shall not, directly or indirectly:

(a) amend its respective Organizational Documents, or otherwise alter its corporate structure through merger, liquidation, reorganization, restructuring or otherwise;

(b) sell, transfer, pledge, dispose of or encumber any assets or properties, other than (i) dispositions of inventory and supplies in the ordinary course of business and not material in amount, either individually or in the aggregate, or (ii) pursuant to an existing Contract;

(c) issue, sell, transfer, pledge, dispose of or encumber any shares of capital stock or other ownership interest of any class, or any options, warrants, convertible or exchangeable securities or other rights of any kind to acquire any shares of capital stock or any other ownership interest of Critic or Merger Sub, or acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any Person or division thereof;

(d) declare, set aside or pay any distributions (whether in cash, stock or other securities or property, or any combination thereof) with respect to any ownership interests in Critic or Merger Sub, or repurchase, redeem or acquire any ownership interests in DGWR or Merger Sub; or

(e) authorize, recommend, propose, announce or enter into any agreement, contract, commitment or arrangement to do any of the foregoing.

<u>Section 5.09</u> **<u>Affirmative Pre-Closing Covenants of DGWR.</u>** DGWR covenants and agrees that, except as Critic otherwise may consent in writing, between the Date of Execution and the Closing Date, DGWR shall:

(a) operate in the usual, regular, and ordinary course and consistent with past practices, according to the plans and budgets previously made available to Critic and, to the extent consistent with such operation, use commercially reasonable efforts to (i) preserve its current business organization; (ii) keep available the services of their officers, employees and consultants; and (iii) preserve their relationships with all customers, suppliers, licensees and others having business dealings with DGWR;

(b) maintain (i) its assets and property in their condition as of the date of this Agreement, ordinary wear and loss by fire or other casualty excepted, (ii) its material contracts in full force and effect, and (iii) insurance policies in full force and effect; and

(c) upon request by Critic, deliver to Critic true and complete copies of all regularly prepared

periodic financial statements and operating reports of DGWR.

Section 5.10 Negative Pre-Closing Covenants of DGWR. Except as Critic otherwise may consent in writing, or as contemplated by this Agreement, between the Date of Execution and the Closing Date, DGWR shall not, directly or indirectly:

(a) (i) modify, amend, terminate or transfer any Material DGWR Contract or waive, release or assign any material rights or claims thereto or thereunder; or (ii) enter into or extend any lease with respect to real property;

(b) amend its Organizational Documents, or otherwise alter its corporate structure through merger, liquidation, reorganization, restructuring or otherwise;

(c) sell, transfer, pledge, dispose of or encumber any assets or properties, other than (i) dispositions of inventory and supplies in the ordinary course of business and not material in amount, either individually or in the aggregate, or (ii) pursuant to an existing Contract;

(d) permit the attachment of any Lien against any of the assets or properties owned or leased by DGWR, except Permitted Liens;

(e) make or permit to be made (i) any payment of any bonus, profit sharing, pension or similar payment or arrangement or special compensation to any employee of DGWR, (ii) any increase in the compensation payable or to become payable to any employee of DGWR or (iii) any modification, termination or renewal of any DGWR Benefit Arrangement, or entry into any new such arrangement or plan, except as required by applicable Legal Requirements;

(f) except as is permitted by Article V, take any action which could reasonably be expected to make any of DGWR's representations and warranties herein untrue as of Closing;

(g) change any accounting policies or procedures (including, without limitation, procedures with respect to reserves, revenue recognition, payments of accounts payable and collection of accounts receivable), unless required by statutory accounting principles or GAAP; or

(h) make any Tax election or settle or compromise any federal, state, local or foreign Tax liability, or agree to an extension of a statute of limitations with respect thereto.

Section 5.11 Required Consents.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of Critic, Merger Sub and DGWR shall use commercially reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other Party or Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger contemplated hereby and to satisfy or cause to be satisfied all of the conditions precedent that are set forth in Article VI, as applicable to each of them. Each Party at the reasonable request of another Party, shall execute and deliver such other reasonable instruments and do and perform such other reasonable acts as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

(b) To the extent not prohibited by any Legal Requirement, each Party shall use commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to any Legal Requirement in connection with the transactions contemplated by this Agreement. DGWR and Critic shall give the other reasonable prior notice of any communication with, and any proposed understanding, undertaking or agreement with, any Governmental Authority regarding any such filings or any such transaction. DGWR, Critic and Merger Sub shall each, unless prohibited by the applicable Governmental Authority, (A) give the other Parties prior notice of each meeting and substantive conversation with any Governmental Authority with respect to any such filing, investigation or other inquiry, (B) discuss with the other Parties the subject matter to be discussed at such meeting or during such conversation and the recommended course of action, and (C) to the extent reasonably practicable or appropriate, allow the other Parties to participate in such meeting or conversation.

(c) DGWR, Critic and Merger Sub shall, as promptly as practicable, use commercially reasonable efforts to obtain all necessary Approvals from Governmental Authorities and make all other necessary registrations and filings under applicable Legal Requirements required in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. DGWR, Critic and Merger Sub shall act in good faith and reasonably cooperate with each other in connection therewith and in connection with resolving any investigation or other inquiry with respect thereto. To the extent not prohibited by any Legal Requirement, each Party shall use commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to any Legal Requirement in connection with the transactions contemplated by this Agreement.

(d) DGWR shall use commercially reasonable efforts to obtain all DGWR Required Consents.

(e) Critic and Merger Sub shall use commercially reasonable efforts to obtain all Critic Required.

Section 5.12 Tax Matters.

(a) DGWR shall prepare and cause to be timely filed all Income Tax Returns of DGWR for Pre-Closing Tax Periods (the "DGWR Tax Returns"). The DGWR Tax Returns shall be prepared in accordance with the past practices of DGWR in preparing Income Tax Returns, except where such practice is not consistent with applicable laws.

(b) Critic shall prepare or cause to be prepared and timely filed or cause to be filed all Tax Returns of Critic for Pre-Closing Tax Periods (the "Critic Tax Returns"). The Critic Tax Returns shall be prepared in accordance with past practices of Critic, except where such practice is not consistent with applicable laws.

(c) DGWR, Critic and Merger Sub shall cooperate fully, as and to the extent reasonably requested by any other Party, in connection with the filing of Tax Returns pursuant to this Section 5.12 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention (in accordance with such Party's practices for such records) and (upon any other Party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making

employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

Section 5.13 **Costs.** Critic shall pay from its own funds all of its transaction costs resulting from the transactions contemplated herein, consisting primarily of legal and accounting expenses, including, but not limited to, the preparation and filing of Critic's 2015 and 2016 audits. The Parties agree that Critic's audit expense of the transactions contemplated herein shall be paid by Antevorta, which has agreed to this covenant as evidenced by the acknowledgement from the appointed auditor, attached hereto as Exhibit C.

Article VI. CONDITIONS PRECEDENT TO CLOSING.

Section 6.01 **Conditions to the Obligation of Critic.** The obligations of Critic to consummate the Closing are subject to the fulfillment of the following conditions, any of which Critic may waive:

(a) DGWR shall have performed and complied in all material respects with all terms, covenants and conditions of this Agreement to be complied with and performed by DGWR at or before Closing, including the delivery of the documents and items as set forth in Section 7.02.

(b) All representations and warranties of DGWR in this Agreement shall be true and correct in all material respects as of the Closing Date, with the same force and effect as if such representations and warranties had been made on and as of that date, except (i) to the extent that such representations and warranties refer to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date, (ii) for changes contemplated by this Agreement, and (iii) to the extent that such representations and warranties are qualified by materiality, in which they shall be true and correct in all respects.

(c) Critic shall have obtained the Critic Required Consents.

(d) There shall be no pending or threatened third party Litigation seeking to obtain damages in connection with, or to restrain, prohibit, invalidate, set aside, in whole or in part, the consummation of this Agreement or the transactions contemplated by this Agreement, or which if successful could have the effect of any of the foregoing, or any Judgment providing for any of the foregoing.

(e) On the Closing Date, there shall exist no injunction or other order issued by any Governmental Authority or court of competent jurisdiction which prohibits the consummation of the transactions contemplated under this Agreement.

(f) Since the Financial Statements Date, there shall not have occurred, and no effect or circumstance shall exist that has had or could reasonably be expected to have, a DGWR Material Adverse Effect.

(g) The DGWR Members shall have consented to the Merger and transferred and assigned the DGWR Membership Interests to Critic in accordance with Section 2.04.

Section 6.02 **Conditions to the Obligation of DGWR.** The obligation of DGWR to consummate the Closing is subject to the fulfillment of the following conditions, any of which DGWR may waive.

(a) Critic and Merger Sub shall have performed and complied in all material respects with all terms, covenants and conditions of this Agreement to be complied with and performed by Critic or Merger Sub at or before Closing.

(b) All representations and warranties of Critic and Merger Sub in this Agreement shall be true and correct in all material respects as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of that date, except (i) to the extent that such representations and warranties refer to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date, (ii) for changes contemplated by this Agreement, and (iii) to the extent that such representations and warranties are qualified by materiality, in which they shall be true and correct in all respects.

(c) In furtherance of, and not in limitation of, Section 6.01(a), the items referenced in Section 5.01, Section 5.02, Section 5.03 and Section 5.04 shall have been completed.

(d) DGWR shall have obtained all DGWR Required Consents.

(e) There shall be no pending or threatened third party Litigation seeking to obtain damages in connection with, or to restrain, prohibit, invalidate, set aside, in whole or in part, the consummation of this Agreement or the transactions contemplated by this Agreement, or which if successful would have the effect of any of the foregoing, or any Judgment providing for any of the foregoing.

(f) On the Closing Date, there shall exist no injunction or other order issued by any Governmental Authority or court of competent jurisdiction which prohibits the consummation of the transactions contemplated under this Agreement.

(g) Since the Date of Execution, there shall not have occurred, and no effect or circumstance shall exist that has had or could reasonably be expected to have, a Critic Material Adverse Effect.

(h) Critic shall be DTC and DWAC eligible with at least 5 market makers.

Article VII. CLOSING.

Section 7.01 Date and Place. The closing of the transactions contemplated by this Agreement ("Closing") shall take place remotely via the exchange of documents and signatures via fax or e-mail on the later of the Date of Execution or the date on which the last of the conditions to close have been satisfied or waived, or in such other manner or time, and in such place, as DGWR and Critic agree upon; provided, however, that either Critic or DGWR may, by written notice to the other, postpone Closing on one or more occasions to a later date in order to allow additional time for the satisfaction of conditions to its obligations stated in Article VI, but in no event to a date later than August 31, 2017 (the "Outside Closing Date"), unless mutually agreed to by the Parties.

Section 7.02 Actions at the Closing. At the Closing:

(a) DGWR and Merger Sub shall execute the Articles of Merger and file the Articles of Merger with the Secretary of State of the State of Georgia;

(b) Critic and Merger Sub shall deliver the documents and items as set forth in Section 7.03; and

(c) DGWR shall deliver the documents and items as set forth in Section 7.04.

Section 7.03 Critic and Merger Sub Deliverables. At the Closing, Critic and Merger Sub shall deliver to DGWR (or to the DGWR Members with respect to Section 7.03(a)):

(a) The Merger Consideration in accordance with Section 2.03(a) to the DGWR Members in accordance with their respective allocations;

(b) A certified copy of the corporate resolutions of the Board, and of Critic as the sole member of Merger Sub, in each case authorizing the execution, delivery and performance by Critic and Merger Sub of this Agreement;

(c) An incumbency certificate with respect to the officers of Critic and Merger Sub executing documents or instruments on behalf of Critic or Merger Sub;

(d) A certificate of the Board dated as of the Closing Date, certifying that true and complete copies of Critic's and Merger Sub's Organizational Documents as in effect on the Closing Date are attached thereto;

(e) The resignations of the directors and officers of the Critic and Merger Sub, in form and substance required by DGWR, duly executed by the resigning directors and officers of each of Critic and Merger Sub;

(f) A copy of each of the Employment Agreements, duly executed by an officer of Critic;

(g) A certificate from the Chief Executive Officer of Critic and from the Chief Executive Officer of Merger Sub certifying as to the matters set forth in Section 6.02(a), Section 6.02(b) and Section 6.02(c);

(h) A good standing certificate for Critic, issued by the Secretary of State of the State of Wyoming and dated as of a date no more than 5 days prior to the Closing Date;

(i) A good standing certificate for Merger Sub, issued by the Secretary of State of the State of Georgia and dated as of a date no more than 5 days prior to the Closing Date;

(j) The Assignment and Assumption of Edmonds Employment Agreement, duly executed by Critic; and

(k) The Assignment and Assumption of Bradford Employment Agreement, duly executed by Critic.

Section 7.04 DGWR Deliverables. At the Closing, DGWR shall deliver to Critic:

(a) A certified copy of the corporate resolutions of the DGWR Members authorizing the execution, delivery and performance by DGWR of this Agreement;

(b) An incumbency certificate with respect to the officers of DGWR executing documents or

instruments on behalf of Critic;

(c) A certificate of the managers of DGWR dated as of the Closing Date, certifying that true and complete copies of DGWR's Organizational Documents as in effect on the Closing Date are attached thereto;

(d) The Assignment and Assumption of Edmonds Employment Agreement, duly executed by DGWR and Edmonds;

(e) The Assignment and Assumption of Bradford Employment Agreement, duly executed by DGWR and Bradford;

(f) A certificate from the Chief Executive Officer of DGWR certifying as to the matters set forth in Section 6.01(a) and Section 6.01(b); and

(g) A good standing certificate for DGWR, issued by the Secretary of State of the State of Georgia and dated as of a date no more than 5 days prior to the Closing Date.

Article VIII. TERMINATION AND DEFAULT.

Section 8.01 Termination Events. This Agreement may be terminated prior to Closing and the transactions contemplated hereby may be abandoned:

(a) at any time, by the mutual agreement of Critic, Merger Sub and DGWR;

(b) at the election of Critic if the Closing Date shall not have occurred on or before the Outside Closing Date, provided that neither Critic nor Merger Sub is in material breach of any representation, warranty, covenant or other agreement contained herein at the time of such termination;

(c) at the election of DGWR if the Closing Date shall not have occurred on or before the Outside Closing Date, provided that DGWR is not in material breach of any representation, warranty, covenant or other agreement contained herein at the time of such termination;

(d) by Critic (but only if neither Critic nor Merger Sub is in material breach of its representations, warranties, covenants or agreements under this Agreement so as to cause any of the conditions set forth in Section 6.02(a), Section 6.02(b) or Section 6.02(c) not to be satisfied), upon written notice to DGWR, if (i) the DGWR Required Consents have not been obtained at least five (5) Business Days prior to the Outside Closing Date or (ii) there has been a material violation, breach or inaccuracy of any representation, warranty, covenant or agreement of DGWR contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions set forth in Section 6.01(a) or Section 6.01(b) not to be satisfied, and such violation, breach or inaccuracy has not been waived by Critic or cured by DGWR, as applicable, within ten (10) days after receipt by DGWR of written notice thereof from Critic or is not reasonably capable of being cured prior to the Outside Closing Date;

(e) by DGWR (but only if DGWR is not in material breach of its representations, warranties, covenants or agreements under this Agreement so as to cause any of the conditions set forth in Section 6.01(a) or Section 6.01(b) not to be satisfied), upon written notice to Critic), if (i)

the Critic Required Consents have not been obtained at least five (5) Business Days prior to the Outside Closing Date or (ii) there has been a material violation, breach or inaccuracy of any representation, warranty, covenant or agreement of either Critic or Merger Sub contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions set forth in Section 6.02(a), Section 6.02(b) or Section 6.02(c) not to be satisfied, and such violation, breach or inaccuracy has not been waived by DGWR or cured by Critic or Merger Sub, as applicable, within ten (10) days after receipt by Critic of written notice thereof from DGWR or is not reasonably capable of being cured prior to the Outside Closing Date;

(f) by any Party, subject to Section 5.11, if a court of competent jurisdiction or other Governmental Authority shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated under this Agreement and such order or action shall have become final and nonappealable or

(g) at any time by DGWR, for any reason or no reason.

Section 8.02 Survival After Termination. If this Agreement is terminated by the Parties in accordance with Section 8.01, this Agreement shall become void and of no further force and effect with no liability to any Person on the part of any Party (or any officer, agent, employee, direct or indirect holder of any equity interest or securities, or Affiliates of any Party); provided, however, that this Section 8.02, Article IX and Article X shall survive the termination of this Agreement and nothing herein shall relieve any Party from any liability for Fraud or any willful and material breach of the provisions of this Agreement prior to the termination of this Agreement, provided, however, that following a termination by DGWR pursuant to Section 8.01(g) DGWR shall have no further liability or obligations hereunder in any event or circumstance and, for the avoidance of doubt, shall have no indemnification obligations hereunder but shall retain all rights to indemnification hereunder.

Article IX. INDEMNIFICATION.

Section 9.01 Indemnification of Critic. Subject to the terms and limitations provided in this Article IX DGWR shall indemnify and hold harmless Critic and Merger Sub, and each of their respective officers, directors, managers, employees, equityholders, partners and members (each, a "Critic Indemnitee") from and against any and all Losses arising out of or resulting from:

(a) any breach of or inaccuracy in any of the representations and warranties of DGWR herein; and

(b) any breach or non-fulfillment of any obligations, covenant or agreement made hereunder by DGWR (solely with respect to obligations, covenants and agreements to be made or performed by DGWR prior to Closing).

Section 9.02 Indemnification of DGWR. Subject to the terms and limitations provided in this Article IX, Critic and Merger Sub shall, jointly and severally, indemnify and hold harmless DGWR and its officers, directors, managers, employees, equityholders, partners and members (each, a "DGWR Indemnitee") from and against any and all Losses arising out of or resulting from:

(a) any breach of or inaccuracy in any of the representations and warranties of Critic or Merger

Sub herein; and

(b) any breach or non-fulfillment of any obligations, covenant or agreement made hereunder by Critic or Merger Sub (solely with respect to obligations, covenants and agreements to be made or performed by Critic or Merger Sub prior to Closing).

Section 9.03 Expiration of Indemnification Obligations. The Parties acknowledge and agree that, if the Closing occurs, the indemnification obligations of the Parties hereunder shall cease, and no Party shall have any further rights or obligations pursuant to this Article IX.

Section 9.04 Procedure for Indemnification.

(a) General. Any Critic Indemnitee believing it (or they) to be entitled to indemnification hereunder shall promptly notify DGWR in writing of any claim, demand, action or proceeding for which indemnification will or may be sought under Section 9.01 or Section 9.03, and DGWR Indemnitee believing it (or they) to be entitled to indemnification hereunder shall promptly notify Critic in writing of any claim, demand, action or proceeding for which indemnification will or may be sought under Section 9.03 (each, a "Notice of Claim"). The Notice of Claim shall specify facts reasonably known to the Critic Indemnitee or the DGWR Indemnitee, as applicable (as so applicable, the "Indemnitee") giving rise to such indemnity rights from Critic and Merger Sub (in the event of a claim by a DGWR Indemnitee) or DGWR (in the event of a claim by a Critic Indemnitee). The indemnifying party (Critic and Merger Sub in the event of a claim by a DGWR Indemnitee or DGWR in the event of a claim by a Critic Indemnitee, as applicable, the "Indemnitor') shall have 30 days after its receipt of such Notice of Claim to respond in writing to same. The Indemnitee shall allow the Indemnitor and Indemnitor's professional advisors to investigate the matter or circumstance alleged to give rise to the claim, and whether and to what extent any amount is payable in respect of the claim and the Indemnitee shall assist the Indemnitor's investigation by giving such information and assistance (including access to the Indemnitee's premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnitor or any of Indemnitor's professional advisors may reasonably request. If the Indemnitor does not so respond within such 30-day period, the Indemnitor shall be deemed to have rejected such claim, in which case the Indemnitee shall be free to pursue such remedies as may be available to the Indemnitee on the terms and subject to the provisions of this Agreement.

(b) Third Party Claims. Promptly after receipt by an Indemnitee of written notice of the assertion or the commencement of any Litigation by a third party for which the Indemnitee is entitled to indemnification from the Indemnitor under Section 9.01 or Section 9.03, the Indemnitee shall provide a Notice of Claim to the Indemnitor, and thereafter shall keep the Indemnitor reasonably informed with respect thereto; provided, however, that failure of the Indemnitee to give the Indemnitor notice as provided herein shall not relieve the Indemnitor of its obligations hereunder except to the extent that the Indemnitor is materially prejudiced thereby. In case any Litigation shall be commenced against any Indemnitee by a third party, the Indemnitor shall be entitled to participate in such Litigation and, at its option, assume the defense thereof with counsel reasonably satisfactory to the Indemnitee, at the Indemnitor's sole expense, provided, however, that the Indemnitor shall not have the right to assume the defense of any Litigation if (i) the Indemnitee shall have one or more legal or equitable

defenses available to it which are different from or in addition to those available to the Indemnitor, and, in the reasonable opinion of the Indemnitee, counsel for the Indemnitor could not adequately represent the interests of the Indemnitee because such interests could be in conflict with those of the Indemnitor, (ii) such Litigation is reasonably likely to have an adverse effect on any other matter beyond the scope or limits of the indemnification obligation of the Indemnitor, or (iii) the Indemnitor shall not have assumed the defense of the Litigation in a timely fashion (but in any event within thirty days of notice of such Litigation). If the Indemnitor shall assume the defense of any Litigation, the Indemnitee shall be entitled to participate in any Litigation at its expense, and the Indemnitor shall not settle such Litigation unless the settlement shall include as an unconditional term thereof the giving by the claimant or the plaintiff of a full and unconditional release of the Indemnitee from all liability with respect to the matters that are subject to such Litigation, or otherwise shall have been approved by the Indemnitee.

Section 9.05 Limitations and Payments.

(a) No Party will have any liability to any Indemnitee with respect to claims under Section 9.01 or Section 9.02, as applicable, until the Indemnitees shall have incurred on a cumulative basis Losses exceeding Ten Thousand and No/100 Dollars ($10,000.00) (the "Deductible"), at which point the Indemnitor shall be liable for all Losses in excess of the Deductible incurred by the Indemnitee(s); provided, that, the Deductible shall not apply to any Losses occurring by virtue of a breach of Critic's obligations under Section 2.03(a) hereof.

(b) No Person shall be entitled to indemnification hereunder unless it shall have given the proposed Indemnitor a Notice of Claim.

(c) The amount of any Losses for which indemnification is provided under this Article IX shall be net of any amounts actually recovered (net of any reasonable out-of-pocket expenses incurred in collecting such amounts) by any Indemnitee from third parties under insurance policies (including pursuant to any title insurance policy), which the Indemnitees shall use commercially reasonable efforts to recover, with respect to or as a result of such Losses or the facts or circumstances relating thereto, Simultaneously with its claim for indemnification under the terms of this Article IX, the Indemnitee will use all commercially reasonable efforts to recover any insurance to which the Indemnitee is entitled prior to seeking indemnity hereunder. If the Indemnitee subsequently recovers any such amounts, the Indemnitee shall promptly pay such amounts over to the Indemnitor.

(d) Notwithstanding anything to the contrary herein the provisions of this Article IX shall be the sole and exclusive remedy of the Parties, the Indemnitees and their respective Affiliates except (i) with respect to any equitable remedy to which such Party may be entitled to with respect to any claims or causes of action arising from the breach of any covenants or agreement of a Party or (ii) for Fraud. The Parties acknowledge and agree that the limitations in Section 9.05(a) shall not apply to any claims for Fraud and that the provisions of Section 10.01 shall remain operable at all times.

Section 9.06 Survival. In the event of termination of this Agreement, the representations and warranties in Section 3.01, Section 3.02, Section 3.03, Section 3.04, Section 4.01, Section 4.02, Section 4.03 and Section 4.04 shall indefinitely, and the representations and warranties in Section

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3.09, Section 3.15, Section 3.17 and Section 3.19 shall survive until the expiration of the statutory period of limitation applicable to claims of authorities with respect to matters that could constitute a breach of such representations and warranties.

Section 9.07 **Exclusive Rights.** Except as set forth in Section 9.05(d) and Section 10.01, the remedies stated in this Article IX shall constitute the sole and exclusive remedies of the Parties for breaches of covenants and obligations stated in this Agreement or the inaccuracy of any representation or warranty in this Agreement, or otherwise (whether in contract or in tort) with respect to this Agreement or the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Critic acknowledges and agrees that neither DGWR nor its Members have made any representations or warranties other than those representations and warranties expressly stated in this Agreement, and that Critic has relied solely on the representations and warranties expressly made in this Agreement.

Article X. MISCELLANEOUS.

Section 10.01 **Specific Enforcement.** The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof or were otherwise breached and that each Party shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of the provisions hereof and to enforce specifically the terms and provisions hereof, without the proof of actual damages, in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees to waive any requirement for the security or posting of any bond in connection with any such equitable remedy, and agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that (a) any other Party has an adequate remedy at law, or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 10.02 **Dispute Resolution.**

(a) If there is any dispute or controversy relating to this Agreement or any of the transactions contemplated herein (each, a "Dispute"), such Dispute shall be resolved in accordance with this this Section 10.02.

(b) The Party claiming a Dispute shall deliver to each of the other Parties a written notice (a "Notice of Dispute") that will specify in reasonable detail the dispute that the claiming Party wishes to have resolved. If Critic, on the one hand on behalf of Critic and Merger Sub, and DGWR on the other hand, are not able to resolve the dispute within five (5) Business Days of a Party's receipt of an applicable Notice of Dispute, then such Dispute shall be submitted to binding arbitration in accordance with this Section 10.02.

(c) Any arbitration hereunder shall be conducted in accordance with the rules of the American Arbitration Association then in effect. DGWR and Critic shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator, and the three arbitrators shall resolve the Dispute. The arbitrators will be instructed to prepare in writing as promptly as practicable, and provide to DGWR and Critic such arbitrators' determination, including factual findings and the reasons on which the determination was based. The decision of the arbitrators will be final, binding and conclusive and will not be subject to review or appeal

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and may be enforced in any court having jurisdiction over the Parties. Each Party shall initially pay its own costs, fees and expenses (including, without limitation, for counsel, experts and presentation of proof) in connection with any arbitration or other action or proceeding brought under this Section 10.02, and the fees of the arbitrators shall be share equally, provided, however, that the arbitrators shall have the power to award costs and expenses in a different proportion. The arbitration shall be conducted in the Marietta, Georgia.

(d) The judgement of the arbitrators may be enforced in any Selected Court.

<u>Section 10.03</u> <u>Expenses.</u> Except as otherwise provided in this Agreement, each of the Parties shall pay its own expenses and the fees and expenses, including without limitation, those of its counsel, accountants, regulatory, manufactory or financial advisory and other experts in connection with this Agreement.

<u>Section 10.04</u> <u>Waivers.</u> No action taken pursuant to this Agreement shall be deemed to constitute a waiver by the Party taking the action, of compliance with any other action, representation, warranty, covenant or agreement in this Agreement. The waiver by any Party of any condition or of a breach of another provision of this Agreement shall not operate or be construed as a waiver of any other condition or subsequent breach. The waiver by any Party of any of the conditions precedent to its obligations under this Agreement shall not preclude it from seeking redress for breach of this Agreement. Any waiver must be in writing.

<u>Section 10.05</u> <u>Notices.</u> All notices, requests, demands, applications, services of process and other communications which are required to be or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered by hand, sent by e-mail with return receipt requested (provided it is also delivered by some other means permitted by this Section 10.05), delivered by recognized overnight courier, or mailed, certified first class mail, postage prepaid, return receipt requested, to the Parties at the addresses as set forth below or to such other address as any Party shall have furnished to the other by notice given in accordance with this Section 10.05. Such notice shall be effective, (i) if delivered in person or by overnight courier, upon actual receipt by the addressee, or (ii) if mailed, upon the earlier of three days after deposit in the mail and the date of delivery as shown by the return receipt therefor.

If to DGWR, to:

Deep Green Waste & Recycling, LLC
Attn: Bill Edmonds
3225 Shallowford Road NE, Suite 1020
Marietta, Georgia 30062

Email: Bill.Edmonds@deepgreenwaste.com

With a copy (which shall not constitute notice) to:

Legal & Compliance, LLC
Attn: Laura Anthony, Esquire
330 Clematis Street, Suite 217

West Palm Beach, FL 33401

Email: lanthony@legalandcompliance.com

If to Critic or Merger Sub, to:

Critic Clothing, Inc.
Attn: John Figliolini
400 Renaissance Center, Suite 400
Detroit, MI 48243

Email: john@berkshire-inc.com

With a copy (which shall not constitute notice) to:

The Doney Law Firm
Attn: Scott Doney
4955 S. Durango Dr. Suite 165
Las Vegas, NV 89113

Email: scott@doneylawfirm.com

Section 10.06 **Entire Agreement; Amendments.** This Agreement and the other agreements referred to in this Agreement to which the Parties also are parties embody the entire agreement among the Parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, oral or written, with respect thereto. This Agreement may not be modified orally, but only by an agreement in writing signed all of the Parties.

Section 10.07 **Binding Effect; Benefits.** This Agreement shall inure to the benefit of and will be binding upon the Parties and their respective heirs, legal representatives, successors and permitted assigns. No Party shall assign this Agreement or delegate any of its or their duties hereunder to any other Person without the prior written consent of all of the other Parties.

Section 10.08 **Headings, Schedules, and Exhibits.** The Article, Section and other headings in this Agreement are for reference purposes only and will not affect the meaning of interpretation of this Agreement. Any disclosure made in any Schedule to this Agreement which should, based on the substance of such disclosure, be applicable to another Schedule to this Agreement shall be deemed to be made with respect to such other Schedule regardless of whether or not a specific reference is made thereto; provided that the description of such item on a Schedule is such that the Parties could reasonably be expected to ascertain that such disclosure would relate to such other provision of this Agreement.

Section 10.09 **Counterparts.** This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together will be deemed to be one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other means of electronic transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.

Section 10.10 **Governing Law; Jurisdiction; Waiver of Jury Trial.**

(a) The validity, performance and enforcement of this Agreement shall be governed by the laws of the State of Georgia, without giving effect to the principles of conflicts of law of such State.

(b) Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any federal or State court located in Cobb County, Georgia (the "Selected Courts") in any action or proceeding arising out of or relating to this Agreement or for recognition or enforcement of any judgment, and each of the Parties hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such Selected Courts. Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) Each of the Parties irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any Selected Court. Each of the Parties irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(D) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER DOCUMENTS CONTEMPLATED HEREIN IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE CONTEMPLATED TRANSACTIONS. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(D).

Section 10.11 **Third Parties; Joint Ventures.** This Agreement constitutes an agreement solely among the Parties, and is not intended to and will not confer any rights, remedies, obligations, or liabilities, legal or equitable, including any right of employment, on any Person (including, but not limited to, any employee or former employee of DGWR, Critic or Merger Sub) other than the Parties and their respective successors or assigns, or otherwise constitute any Person a third-party beneficiary under or by reason of this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties as partners or participants in a joint venture.

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<u>Section 10.12</u> <u>Construction.</u> This Agreement has been negotiated by Critic, Merger Sub and DGWR and their respective legal counsel, and legal or equitable principles that might require the construction of this Agreement or any provision of this Agreement against the Party drafting this Agreement shall not apply in any construction or interpretation of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the Date of Execution.

Critic Clothing, Inc.

By: [signature]

Name: John Figliolini

Title: President.

Deep Green Acquisition LLC

By: ______________________

Name: ______________________

Title: ______________________

Deep Green Waste & Recycling, LLC

By: ______________________

Name: Bill Edmonds

Title: President and Chief Financial Officer